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                                                                Exhibit (a)(10)


                          OFFER TO PURCHASE FOR CASH
                    UP TO 1,500,000 SHARES OF COMMON STOCK
                                      OF

                       VITALINK PHARMACY SERVICES, INC.

                                      AT
                             $20.00 NET PER SHARE
                                      BY

                               MANOR CARE, INC.


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MAY 21, 1997, UNLESS THE OFFER IS EXTENDED.

To Plan Participants:

  Enclosed for your consideration are the Offer to Purchase, dated April 24, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by Manor Care, Inc., a Delaware corporation (the "Purchaser"), to purchase up to 1,500,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Vitalink Pharmacy Services, Inc., a Delaware corporation (the "Company"), at a purchase price of $20.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Our records reflect that you are a participant (a "Plan Participant") in the Company's 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan").

  We are (or our nominee is) the holder of record of Shares held by us in your Stock Purchase Plan account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us in your Stock Purchase Plan account pursuant to the terms and conditions set forth in the Offer. Pursuant to the Stock Purchase Plan, you may not tender less than fifty (50) Shares of the Shares credited to your account. Before tendering you may find out the exact number of Stock Purchase Plan Shares held in your account by contacting us at (800) 230-3120.

  Please note the following:

    1. The tender price is $20.00 per Share, net to you in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    2. The Offer is being made for up to 1,500,000 Shares.

    3. The Offer is not conditioned upon there being tendered any minimum number of Shares. The Offer is subject to certain conditions which are set forth in the Offer to Purchase. See Section 14 of the Offer to Purchase.

    4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, backup federal income tax withholding in an amount equal to 31% of the gross proceeds resulting from the Offer may be required, unless an exemption applies or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal and the Letter from the Purchaser to Plan Participants.

    5. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, May 21, 1997, unless the Offer is extended (the "Expiration Date").

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  If you wish to have us tender any or all of the Shares held by us in your
Stock Purchase Plan account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the last page of this letter (the "Instruction Form"). If you authorize the tender of the Shares in your Stock Purchase Plan account, then, subject to the minimum of fifty (50) Shares permitted to be tendered pursuant to the Stock Purchase Plan, all such Shares will be tendered unless otherwise specified on the last page of this letter. If more than 1,500,000 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, upon the terms and subject to the conditions of the Offer, such Shares will be accepted for payment on a pro rata basis (with adjustments to avoid purchases of fractional Shares), according to the number of Shares validly tendered and not properly withdrawn prior to the Expiration Date. If proration is required and you have tendered Shares held in your Stock Purchase Plan account, in addition to other Shares you own, your other Shares will be purchased first, and then the Shares held in your Stock Purchase Plan account, unless otherwise specified by you on the Instruction Form. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  If you own Shares of record outside of the Stock Purchase Plan you must follow the procedures for tendering such Shares set forth in the Offer to Purchase.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdictions. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                                          ChaseMellon Shareholder Services,
                                          L.L.C.

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